Press Release
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                                        Contact:  Jamie Tully/Kara Findlay
                                                  Citigate Sard Verbinnen
                                                  (212) 687-8080/(312) 895-4700

              FOAMEX NAMES DAVID A. LIEBERMAN TO BOARD OF DIRECTORS

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LINWOOD,  PA, October 29, 2004 - Foamex  International Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, announced today that David A. Lieberman has been named to the Company's Board of Directors. Mr. Lieberman will also serve on the Board's Audit Committee.

Raymond E. Mabus, Chairman of the Board, said, "I am extremely pleased to welcome David to the Foamex Board. David has an impressive background in finance, business and strategic planning and is a valuable addition to the Board as we continue to work to strengthen the business and build value for shareholders."

Mr. Lieberman said, "I look forward to working with the Foamex Board and management team to continue to build on the Company's solid operational base."

Mr. Lieberman, 68, is currently Senior Vice President for Business and Finance at the University of Miami, where he is responsible for accounting and finance, information technology, human resources, procurement, risk management and real estate functions. Mr. Lieberman was the 1999 recipient of the distinguished business officer award from the National Association of College & University
Business Officers. Prior to joining the University of Miami in 1978, Mr. Lieberman was an auditor and management consultant at Arthur Andersen for 12 years. Mr. Lieberman received his bachelor's degree in Business Administration from the University of North Carolina at Chapel Hill and was a Certified Public Accountant for 35 years.

Mr. Lieberman currently serves as a director on the boards of Ivax Corporation and Eastern National Bank.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.